Exhibit 3.2

ZAIS FINANCIAL CORP.

Articles Supplementary

140 Shares

12.5% Series A Cumulative Non-Voting Preferred Stock

ZAIS Financial Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified and designated One Hundred and Forty (140) authorized but unissued shares of preferred stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”) as shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.0001 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

12.5% Series A Cumulative Non-Voting Preferred Stock

(1)           DESIGNATION AND NUMBER.  A series of Preferred Stock, designated as “12.5% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The total number of shares of Series A Preferred Stock shall be One Hundred and Forty (140).

(2)           RANK.  The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation from time to time (together with the Common Stock, the “Junior Securities”).  The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(3)           DIVIDENDS.

(a)           Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the rate of 12.5% per annum of the total of $1,000.00 plus all accumulated and unpaid dividends thereon.  Such dividends shall accrue on outstanding shares of Series A Preferred Stock on a daily basis and be cumulative from the first date on which such share of Series A Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day (as defined in Article VII of the Charter) or the following Business Day with the same force and effect as if paid on such Dividend Payment Date.  Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on June 30, 2012 will be for less than a full dividend period).  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)           No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)           Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above.  Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)           Unless full cumulative dividends on all of the outstanding shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Junior Securities) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except by conversion into or exchange for other Junior Securities and except for transfers, redemptions or purchases made pursuant to the provisions of Article VII of the Charter).

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f)            Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(4)           LIQUIDATION PREFERENCE.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference per share of Series A Preferred Stock equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Redemption Premium (as defined below) would then be payable upon the redemption of shares of Series A Preferred Stock in accordance with Section 5(a) below, the per share Redemption Premium.  In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on shares of Common Stock.  In the event that the Redemption Premium would be payable on the date that the Liquidation Preference was set apart for payment but no Redemption Premium would be payable on the payment date, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)           After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)           Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)           The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, the sale, transfer, lease or conveyance of all or substantially all of the assets or business of the Corporation, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)           REDEMPTION.

(a)           Right of Optional Redemption.  The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price per share of Series A Preferred Stock (the “Redemption Price”) equal to $1,000.00 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus a redemption premium per share (the “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) until December 31, 2013, $100.00, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)           Limitations on Redemption.  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Corporation (except by exchange for Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Trustee (as defined in the Charter) pursuant to Article VII of the Charter or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)           Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)           Procedures for Redemption.

(i)            Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock to be redeemed is entitled or, if the shares of Series A Preferred Stock to be redeemed are represented by certificates, the setting apart of such amount pursuant to Section 5(d)(iii) below, shares of the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of shares of Series A Preferred Stock to be redeemed at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)           In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)          If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor.  If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price.  In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.  In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)          The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A)          the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)          any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and, after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)           Application of Article VII.  The shares of Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trustee.

(f)            Status of Redeemed Shares.  Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board of Directors from time to time at its discretion.

(6)           VOTING RIGHTS.  Except as provided in this Section, the holders of Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any reclassification of the Series A Preferred Stock or (c) any amendment to the Charter or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise (an “Event”), which amendment materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Stock or which increases the number of authorized shares of Series A Preferred Stock to a number greater than 140; provided, however, with respect to the occurrence of any of the Events set forth in subsection (c) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity or the surviving entity may not be a corporation, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock, and in such case the holders of shares of Series A Preferred Stock shall not have any voting rights with respect to the occurrence of any of the Events set forth in subsection (c) above unless the number of authorized shares of Series A Preferred Stock is increased to a number greater than 140.

(7)           CONVERSION.  The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND:  The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 18th day of January, 2012.

ATTEST:		ZAIS FINANCIAL CORP.

By:	/s/ Paul McDade	By:	/s/ Michael Szymanski	(SEAL)
Name:	Paul McDade	Name:	Michael Szymanski
Title:	Secretary	Title:	Chief Executive Officer and President